UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-12

GREENWAY MEDICAL TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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121 Greenway Boulevard
Carrollton, GA 30117

September 25, 2012

Dear Greenway Medical Technologies Stockholder:

We are pleased to invite you to attend the 2012 Annual Meeting of Stockholders of Greenway Medical Technologies, Inc., which will be held on Wednesday, November 7, 2012, at 11:30 a.m. Eastern Time, at Greenway’s corporate headquarters, located at 121 Greenway Boulevard, Carrollton, GA 30117.  Details of the business to be conducted at the annual meeting are given in the Notice Regarding the Availability of Proxy Materials for the 2012 Annual Meeting of Stockholders to be held on November 7, 2012 (the “Notice”), and in the Proxy Statement.

We have elected to provide access to our proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules.  Consequently, the majority of stockholders will not receive paper copies of our proxy materials.  We will instead mail stockholders the Notice with instructions for accessing proxy materials and voting via the Internet.  The Notice also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose.  This makes the proxy distribution process more efficient, while conserving resources.

Your vote is important and we encourage you to vote promptly.  For record holders, whether or not you are able to attend the annual meeting in person, please follow the instructions contained in the Notice on how to vote via the Internet, by phone, or request a paper proxy card to complete, sign and return by mail so that your shares may be voted.   If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares.

On behalf of the Board of Directors and management of Greenway, I extend our appreciation for your continued support.

Sincerely,

/s/ Wyche T. Green, III
Wyche T. Green, III
President and Chief Executive Officer

GREENWAY MEDICAL TECHNOLOGIES, INC.
121 Greenway Boulevard
Carrollton, GA 30117

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON WEDNESDAY, NOVEMBER 7, 2012

NOTICE

Our Annual Meeting of Stockholders (“Annual Meeting”) will be held:

Date:	Wednesday, November 7, 2012

Time:	11:30 a.m., Eastern Time

Location:	Greenway Medical Technologies 121 Greenway Boulevard Carrollton, GA 30117

PURPOSE

●	Election of two Class I directors to the Board of Directors, each to serve a term of three years;

●	Ratification of appointment of Grant Thornton LLP as independent registered public accountants for the year ending June 30, 2013; and

●	To transact such other business as may properly come before the meeting and any adjournment of the meeting.

PROCEDURES

●	Our Board of Directors has fixed September 12, 2012 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

●
Only stockholders of record at the close of business on that date will be entitled to vote at the Annual Meeting.  Stockholders who hold shares in “street name” (e.g., in a bank or brokerage account) must obtain a legal proxy form from their bank or broker to vote at the meeting. You will need to bring the legal proxy with you to the meeting, or you will not be able to vote at the meeting.

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The proxy statement for our 2012 Annual Meeting of Stockholders and our Annual Report are available on our website at ir.greenwaymedical.com.  Additionally, and in accordance with Securities and Exchange Commission rules, you may access our proxy materials at www.proxyvote.com.

By Order of the Board of Directors,

/s/ Wyche T. Green, III
Wyche T. Green, III
President and Chief Executive Officer

September 25, 2012
Carrollton, Georgia

GREENWAY MEDICAL TECHNOLOGIES, INC.

121 Greenway Boulevard
Carrollton, GA 30117

ANNUAL MEETING OF STOCKHOLDERS

To be held on November 7, 2012

PROXY STATEMENT

Purpose

This Proxy Statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Greenway Medical Technologies, Inc., a Delaware corporation (“Greenway” or the “Company”), for use at the Annual Meeting of Stockholders of Greenway to be held on November 7, 2012, and at any adjournments or postponements thereof. Stockholders of record at the close of business on September 12, 2012, are entitled to notice of, and to vote at, the Annual Meeting. On September 12, 2012, we had 29,369,013 shares of common stock outstanding. The common stock is our only outstanding class of voting securities. This Proxy Statement and accompanying material, including the form of proxy, was first made available to the Company’s stockholders on or about September 25, 2012.

This Proxy Statement is being delivered along with our Annual Report (which includes audited consolidated financial statements for our year ended June 30, 2012). As is the practice of many other companies, Greenway is providing proxy materials by a “notice and access” process through the Internet.  Those stockholders who wish to receive paper proxy materials may request them.

Voting Instructions

General – Shares represented by all valid proxies received by phone, by Internet or by mail will be voted in the manner directed by the stockholder. If no direction is made, except as discussed below regarding broker non-votes, each proxy received will be voted:

1.	for the election of the Class I nominees for the Board named in this Proxy Statement;

2.	for the ratification of the selection of Grant Thornton LLP as the Company’s independent registered public accountants for the year ending June 30, 2013; and

3.	in accordance with the judgment of the persons named in the proxy as to such others matters as may properly come before the Annual Meeting.

Signature Requirements — If stock is registered in the name of more than one person, each named person should sign the proxy. If the stockholder is a corporation, the proxy should be signed in the corporation’s name by a duly authorized officer. If a proxy is signed as an attorney, trustee, guardian, executor, administrator or a person in any other representative capacity, the signer’s full title should be given.

Revocation — A stockholder giving a proxy may revoke it at any time before the vote is cast at the Annual Meeting by (i) executing and returning to the General Counsel and Secretary of the Company, William G. Esslinger, Jr., at the Company’s principal office, or to the Company’s tabulation agent, Broadridge Financial Services, Inc., prior to the Annual Meeting either a written revocation or a proxy bearing a later date or (ii) voting in person at the Annual Meeting. Any stockholder who attends the Annual Meeting in person will not be considered to have revoked his or her proxy unless such stockholder affirmatively indicates at the Annual Meeting his or her intention to vote the shares represented by such proxy in person.

Quorum; Vote Required — The presence, in person or by proxy, of the holders of a majority in voting power of the stock issued and outstanding and entitled to vote at the meeting is required to constitute a quorum at the meeting. The holders of common stock are entitled to one vote for each share they hold. The directors shall be elected by a plurality of the votes validly cast, in person or by proxy, at the Annual Meeting in the election of directors. The affirmative vote of the holders of a majority in voting power of the shares of stock of the Company which are entitled to vote at the meeting and are present in person or by proxy is required to ratify the selection of Grant Thornton LLP as the Company’s independent auditor for the year ending June 30, 2013, by the Audit Committee of the Board.

Shares represented by proxies which indicate that the stockholders abstain as to the election of directors or to other proposals will be treated as being present for the purpose of determining the presence of a quorum. An abstention is not considered a vote cast. Abstentions will have no effect with respect to the election of directors, but will have the same effect as a vote against with respect to other proposals.

If a broker does not receive instructions from the beneficial owner of shares of common stock held in street name for certain types of proposals it must indicate on the proxy that it does not have authority to vote such shares (a “broker non-vote”) as to such proposals. Shares represented by broker non-votes will be considered present for purposes of a quorum, but will not be considered voted with regard to non-routine matters such as the election of directors. If a stockholder whose shares of common stock are held in “street name” by a brokerage firm does not instruct the broker how to vote in the election of directors, such stockholder’s broker will not be allowed to vote with respect to this proposal. A broker non-vote will have no effect on the outcome with respect to election of directors. Brokers are allowed to vote on behalf of beneficial owners without instruction in the ratification of the selection of auditors.

Expenses of Solicitation

Expenses incurred in connection with the solicitation of proxies will be paid by the Company. Proxies are being solicited primarily by a “notice and access” process through the Internet but, in addition, officers and other employees of the Company may solicit proxies by telephone, in person or by other means of communication, but will receive no extra compensation for such services. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for costs incurred in connection with any solicitation.

MATTERS TO BE CONSIDERED

General

The following is a discussion of the matters to be presented for stockholder approval at the Annual Meeting:

PROPOSAL 1. ELECTION OF DIRECTORS

Each of the nominees listed below has been nominated by the Board of Directors for re-election as a Class I director until the Annual Meeting of Stockholders to be held in 2015 and until their respective successors are elected. Each of the following nominees is presently serving as a director of Greenway.

In the event any nominee is not available as a candidate for director, votes will be cast pursuant to authority granted by the enclosed proxy for such other candidate or candidates as may be nominated by the Nominations and Governance Committee. The Board has no reason to believe that any nominee will be unable or unwilling to serve as a director, if elected.

Vote Required

Directors are elected by a plurality of votes validly cast in person or by proxy at the Annual Meeting, provided that a quorum is present. Brokers holding shares registered in “street name” will not be allowed to vote such shares unless they receive instructions from the beneficial owner of such shares, creating “broker non-votes”. Shares represented by proxies that are marked “withhold authority” or as to which “broker non-votes” exist with respect to the election of one or more nominees as director will not be counted in determining whether a plurality of votes was obtained in such matters. Except in the case of broker non-votes, if no directions are given and the signed card is returned, the persons named as proxies will vote the shares for the election of all listed nominees for director.

Information about Nominees for Election as Class I Directors

The following paragraphs provide information as of the date of this proxy statement about each nominee for director. The information presented includes information each director has provided us about age (as of September 17, 2012), all positions held, principal occupation and business experience for the past five years and the names of other publicly-held companies for which the nominee currently serves as a director or has served as a director during the past five years. We have also provided below information regarding additional experience, qualifications, attributes and skills that led our Board to the conclusion that each person should serve as a director. In addition to the information set forth below, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and ability to exercise sound judgment, as well as a commitment of service to our Company and our Board.

Thomas T. Richards (71)
Background: Mr. Richards has been a Director of the Company since its formation in 1998 and is a member of the Audit Committee and the Nominations and Governance Committee. Mr. Richards has also been president and owner of Richards Mortgage Servicing, Inc., a financial service company that owns and services single family mortgages, since 1996. From 1984 until 2010, Mr. Richards was a director of First National Bank of Georgia and WGNB Corporation. Mr. Richards is a board member of Tanner Medical Foundation.

Additional Experience and Qualification: Mr. Richards is a graduate of the Georgia Institute of Technology and Harvard Business School.  His financial expertise, experience as the owner of a financial service company, and his longstanding knowledge of the Company make him a valuable member of the Board.

Walter Turek (60)
Background: Mr. Turek has been a Director of the Company since January 2005 and is a member of the Compensation Committee and Chairman of the Nominations and Governance Committee. Since December 2011, he has served as executive chairman of Ascentis, a human capital management firm headquartered in Bellevue, Washington. In 2009, Mr. Turek co-founded and served as director of Mykonos Software, a security software company, until it was sold to Juniper Networks in February 2012. From 1981-2009, Mr. Turek held various positions in Paychex, Inc. (“Paychex”), a national provider of payroll and human resource services. From 1991 until 2002, Mr. Turek was vice president of sales and marketing and, from 2002 until his retirement in June 2009, Mr. Turek was senior vice president of sales and marketing for Paychex. In this role, Mr. Turek was responsible for an organization of 2,500 employees both domestic and international. In addition, prior to his retirement in June 2009, Mr. Turek served as president of Stromberg, a provider of time and labor solutions, and president of Rapid Payroll, Inc., a California-based payroll software company. Both companies were wholly-owned subsidiaries of Paychex. Mr. Turek has served on the board of trustees of Nazareth College and currently is on the board of directors of BlueTie.com and Adventive Software, each of which is a private company.

Additional Experience and Qualification: Mr. Turek attended Rochester Institute of Technology and received his associate's degree from Monroe Community College. His extensive experience as a senior executive officer of a publicly traded company and his expertise in sales and marketing make him a valuable member of the board.

The Board Recommends a vote FOR the election of each of the nominees named above for election as Class I director.

Information about Directors Continuing in Office

The information presented includes information each continuing director has provided us about his age (as of September 17, 2012), all positions he holds, his principal occupation and business experience for the past five years and the names of other publicly held companies for which he currently serves as a director or has served as a director during the past five years.  The Class II directors’ terms will expire at the annual meeting of stockholders to be held in 2013.  The Class III directors’ terms will expire at the annual meeting of stockholders to be held in 2014.

Name	Age	Class	Committee Membership
W. Thomas Green, Jr.	68	Class II
Wyche T. Green, III	40	Class III
Robert Z. Hensley	55	Class II	Audit Committee
D. Neal Morrison	51	Class III	Compensation Committee; Nominations and Governance Committee
Noah Walley	49	Class III	Audit Committee; Compensation Committee

W. Thomas Green, Jr. is the founder of the Company and has served as its Chairman of the Board since the Company’s inception in 1998. From 1998 until 2010, he also served as our Chief Executive Officer. From 2006 to 2010, Mr. Green was a director of the First National Bank of Georgia and WGNB Corporation in Carrollton, Georgia. Mr. Green is the father of Wyche T. Green, III, the Company’s current President and Chief Executive Officer. Mr. Green is the past Chairman of the Tanner Medical Foundation. Mr. Green also formerly served as a board member and executive committee member of the State University of West Georgia Foundation. Mr. Green received a bachelor’s degree in business administration from the University of Georgia.

We believe Mr. Green’s qualifications to serve on our Board of Directors include, as the Company’s founder, his intricate knowledge of the Company and his visionary direction.

Wyche T. Green, III has served as the Company’s President since 2000, as Chief Executive Officer since 2010, and has been a Director of the Company since 1999. Mr. Green is responsible for leading the Company’s strategic direction while managing day-to-day operations. Mr. Green first joined the Company in September 1999 as Vice-President of Sales and Marketing, working in that capacity one year before being promoted to President. From 2003 until May 2011, Mr. Green was a member of the board of directors of First Georgia Banking Company. Mr. Green is the son of W. Thomas Green, Jr. and, through marriage, a first cousin of William G. Esslinger, Jr., the Company’s Vice President, General Counsel and Secretary. Mr. Green also serves on the Auburn University Research Council Board. Mr. Green received a bachelor’s degree in business administration management from Auburn University.

We believe Mr. Green’s qualifications to serve on our Board of Directors include his exemplary leadership skills, his knowledge of the Company and our industry, and his ability to bring management’s perspective to the Board.

Robert Z. Hensley has been a Director of the Company since October 2011. He is currently a senior advisor to the transaction advisory services group of Alvarez & Marsal, LLC, a global professional services firm. From 2002 to 2003, he was an audit partner in the Nashville office of Ernst & Young LLP, a global professional services firm. From 1990 to 2002, Mr. Hensley served as an audit partner and, from 1997 to 2002, as office managing partner, of the Nashville office of Arthur Andersen LLP, an accounting firm. Mr. Hensley also serves, or has served within the last five years, on the boards of directors of COMSYS IT Partners, Inc., Advocat, Inc., Spheris, Inc., HealthSpring, Inc., Document Technologies Inc., Insight Global, Inc. and Capella Healthcare, Inc.

We believe Mr. Hensley’s qualifications to serve on our Board of Directors include his experience serving on numerous boards of directors, his experience with high growth companies and his experience as an audit partner.

D. Neal Morrison has been a Director of the Company since October 2006. Since January 2012, Mr. Morrison has been a Senior Advisor of Pamlico Capital (formerly Wachovia Capital Partners and previously First Union Capital Partners), a private equity firm focused on investments in growth-oriented healthcare, business and technology services and communications companies. Mr. Morrison focuses on making investments in the healthcare industry. Prior to serving as Senior Advisor, Mr. Morrison had been a Partner of Pamlico Capital since 1996.  Prior to joining First Union Capital Partners, Mr. Morrison served as a director of First Union’s Healthcare Finance Group since 1987. Mr. Morrison was a director of US Radiosurgery LLC from 2003 to 2011, a director of American Renal Holdings, Inc. from 2004 to 2010, a director of A4 Health Systems, Inc. from 1999 to 2005, a director of excelleRx, Inc. from 2003 to 2005 and a director of Acist Medical Systems, Inc. from 2000 to 2001. Mr. Morrison received his undergraduate degree from the University of North Carolina at Chapel Hill in 1984 and his graduate degree from the Babcock Graduate School of Management at Wake Forest University in 1987.

We believe Mr. Morrison’s qualifications to serve on our Board of Directors include his knowledge of the healthcare industry and his experience financing, investing in and advising growth-oriented companies across numerous sectors of the healthcare industry, including companies in the healthcare information technology sector.

Noah Walley has been a Director of the Company since May 2004. Since April 2003, Mr. Walley has served as Head of North American Technology Investing of Investor Growth Capital, Inc., a venture capital firm. Prior to his tenure at Investor Growth Capital, Mr. Walley served as a General Partner with Morgan Stanley Venture Partners and, prior to joining Morgan Stanley, he worked for the venture capital firms of Bachow & Associates and Desai Capital Management, as well as the management consulting firm McKinsey & Company. Mr. Walley began his investment banking career in London for Chase Manhattan Bank and NM Rothschild & Sons, Ltd. Mr. Walley also serves on the board of directors of Tangoe, Inc., a provider of communications lifecycle management software and services to a wide range of enterprises. Mr. Walley holds a J.D. degree from Stanford Law School and as well as M.A. and B.A. degrees from Oxford University.

We believe that Mr. Walley’s qualifications include his experience serving on numerous boards of directors and his experience as a venture capital investor and management consultant which allows him to be a key contributor to our Board of Directors, particularly with respect to addressing our financing needs.

CORPORATE GOVERNANCE

Board of Director Committees

The Board has established an Audit Committee, a Compensation Committee, and a Nominations and Governance Committee. The Board and each Committee of the Board individually has the authority to retain outside advisers including consultants, accountants and legal counsel as needed.

The current charters of the Audit Committee, the Compensation Committee and the Nominations and Governance Committee may be accessed on the Company’s website at ir.greenwaymedical.com and are available upon written request to the General Counsel and Secretary of the Company, William G. Esslinger, Jr., at 121 Greenway Boulevard, Carrollton, GA 30117. The information contained on Greenway’s website should not be deemed filed with, and is not incorporated by reference into, this proxy statement or any of Greenway’s other filings under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that Greenway specifically so provides.

Audit Committee

Greenway’s Audit Committee consists of Messrs. Hensley, Walley, and Richards, of which Messrs. Hensley and Richards are “independent” as defined under the federal securities laws and the New York Stock Exchange rules. Mr. Walley is independent under New York Stock Exchange rules, but is not independent for audit committee purposes as set forth in SEC Rule 10A-3(b)(1). We are relying on the phase-in rules of the SEC with respect to the independence of our audit committee under Rule 10A-3(b)(1)(iv)(A). These rules require us to have an audit committee that has one member who is independent by February 1, 2012, the date of effectiveness of the registration statement of our initial public offering, a majority of members who are independent within 90 days thereafter and all members who are independent within one year thereafter. Our reliance on the exemption provided in Rule 10A-3(b)(1)(iv)(A) will not materially adversely affect the ability of the Audit Committee to act independently and to satisfy the other requirements of SEC Rule 10A-3. The Board has determined that each of the Audit Committee members satisfies the requirements for financial literacy under current SEC and New York Stock Exchange requirements. The Board has determined that Mr. Hensley is an “audit committee financial expert,” as that term is defined by the SEC. The Audit Committee operates pursuant to a written charter.

The primary function of the audit committee is to assist the Board of Directors in monitoring (1) the integrity of the Company’s financial statements, (2) the qualifications, performance and independence of the independent registered public accounting firm, (3) the performance of the internal auditors, and (4) the Company’s compliance with regulatory and legal requirements. The audit committee has direct responsibility for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm, Grant Thornton LLP. In addition, approval of the audit committee is required prior to our entering into any related party transaction. It is also responsible for “whistle-blowing” procedures and certain other compliance matters.

Compensation Committee

Greenway’s Compensation Committee consists of Messrs. Walley, Morrison, and Turek, all of whom are “independent” as defined under the federal securities laws and the New York Stock Exchange rules. In addition, Messrs. Walley, Morrison, and Turek are all “outside directors” as defined under Section 162(m) of the Internal Revenue Code. The Compensation Committee operates pursuant to a written charter.

Among other things, the Compensation Committee is required to review, and make recommendations to our Board of Directors regarding, the compensation and benefits of the Company’s executive officers. The Compensation Committee also administers the issuance of stock options and other awards under the Company’s equity incentive plans and establishes and reviews policies relating to the compensation and benefits of the Company’s employees and consultants.

Nominations and Governance Committee

Greenway’s Nominations and Governance Committee consists of Messrs. Turek, Richards, and Morrison, all of whom are “independent” as defined under the federal securities laws and the New York Stock Exchange rules. The Nominations and Governance Committee operates pursuant to a written charter.

The Nominations and Governance Committee is responsible for, among other things, developing and recommending to the Board of Directors the Company’s corporate governance guidelines, identifying individuals qualified to become board members, overseeing the evaluation of the performance of the Board of Directors, selecting the director nominees for the next annual meeting of stockholders, and selecting director candidates to fill any vacancies on the Board of Directors.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has ever been an officer or employee of Greenway. None of our executive officers serves, or has served during the past fiscal year, as a member of the Board of Directors or compensation committee of any other company that has one or more executive officers serving as a member of Greenway’s Board of Directors or Compensation Committee.

The members of our compensation committee do not have any interlocking relationships as defined under SEC regulations.

Director Qualifications

The Nominations and Governance Committee is responsible for identifying qualified individuals to become members of the Board of Directors. The Company selects individuals as director nominees with the goal of creating a balance of knowledge, experience and interest on the Board of Directors. Candidates are evaluated for their character, judgment, business experience and acumen.  At a minimum, a director candidate must possess personal and professional integrity, sound judgment and forthrightness. A director candidate must also have sufficient time and energy to devote to the affairs of the Company and be free from conflicts of interest with the Company. The following criteria are also considered when reviewing a director candidate:

●	The extent of the director candidate’s educational, business, non-profit or professional acumen and experience;

●	Whether the director candidate assists in achieving a mix of Board members that represents a diversity of background, perspective and experience;

●	Whether the director candidate meets the independence requirements of New York Stock Exchange listing standards; and

●	Whether the director candidate possesses the ability to work as part of a team in an environment of trust.

Specific weights are not assigned to any particular criteria and no particular criterion is necessarily applicable to all prospective director candidates.

The Nominations and Governance Committee will also consider nominating for service on the Company’s Board candidates recommended by stockholders. Such recommendations will only be considered by the Nominations and Governance Committee if they are submitted to the Nominations and Governance Committee in accordance with the requirements of the Company’s bylaws (the “Bylaws”) and accompanied by all the information that is required to be disclosed in connection with the solicitation of proxies for election of director nominees pursuant to Regulation 14A under the Exchange Act, including the candidate’s written consent to serve as director, if nominated and elected. To be considered by the Nominations and Governance Committee, stockholder recommendations for director nominees to be elected at the 2013 Annual Meeting of Stockholders, together with the requisite consent to serve and proxy disclosure information in written form, must be received by the Company’s General Counsel and Secretary, William G. Esslinger, Jr., at the offices of the Company, 121 Greenway Boulevard, Carrollton, GA 30117, no earlier than August 9, 2013, and no later than September 9, 2013, except under certain circumstances specified below in “Proposals by Holders of Common Stock.”

Meeting Attendance

During the fiscal year ended June 30, 2012, the Board of Directors met nine times,  the Audit Committee met six times,  the Compensation Committee met three times, and the Nominations and Governance Committee met one time. The independent directors met four times in 2012 without management present. All members of the Board of Directors attended at least 75% of the aggregate of the total number of Board meetings and meetings of the Committees on which they served.

The Board does not have a policy requiring director attendance at the annual stockholders meeting.  However, all Board members are recommended to attend. Board members may attend annual meetings of stockholders in person, by telephone or by webcast.  Prior to the Company’s initial public offering in February 2012, stockholders held annual meetings or adopted resolutions by written consent.

Director Independence

Our Board of Directors consists of seven members, a majority of whom are independent under the New York Stock Exchange rules. Pursuant to the corporate governance listing standards of the New York Stock Exchange, a director employed by us cannot be deemed to be an “independent director,” and each other director will qualify as “independent” only if our Board of Directors affirmatively determines that he has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. Ownership of a significant amount of our stock, by itself, does not constitute a material relationship.

Our Board of Directors has affirmatively determined that each of Messrs. Walley, Richards, Turek, Morrison, and Hensley is “independent” in accordance with New York Stock Exchange rules.  The independent directors hold executive sessions on a regular basis. We do not have a lead director, but we anticipate that the chairs of the independent board committees will rotate as presiding director, and the presiding director will act as a liaison between the non-management directors and the chairman and CEO in connection with each regular meeting.

Leadership Structure

The Board of Directors determines what leadership structure it deems appropriate from time to time based on factors such as the experience of the Company’s Board members and executive officers, the current business environment of the Company and other relevant factors. After considering these factors, the Board has determined that the appropriate leadership structure for the Company at this time is a Board of Directors led by a Chairman of the Board (W. Thomas Green, Jr.) and a President and Chief Executive Officer (Wyche T. Green, III) who also serves on the Company’s Board.  This structure provides strength to the Company by giving the Chief Executive Officer a respected voice on our Board, while at the same time giving leadership of the Board to another individual who, together with the other directors, provides oversight of management and its implementation of our strategic plans.

In order to set a framework for its leadership structure and assist the Board in the exercise of its responsibilities, the Board has adopted a set of corporate governance guidelines (the “Guidelines”), a copy of which is posted on the Company’s website at ir.greenwaymedical.com and which is available in print, without charge, to any stockholder who requests them. The Guidelines acknowledge the leadership exercised by the Board’s standing committees and their chairs and are intended to serve as a flexible framework within which the Board and these committees may conduct their business.  The Nominations and Governance Committee is responsible for overseeing the Guidelines and annually reviews them and makes recommendations to the Board concerning corporate governance matters. The Board may amend, waive, suspend, or repeal any of the Guidelines at any time, with or without public notice, as it determines necessary or appropriate in the exercise of the Board’s judgment or fiduciary duties.

Risk-Management Oversight

The Board of Directors is actively involved in the oversight of risks that could affect the Company. This oversight is conducted primarily through committees of the Board of Directors, but the full Board has retained responsibility for general oversight of risks.  The Board of Directors satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.  In performing its risk oversight function, the Board considers strategic and operational risks associated with the Company’s annual operating plan and other matters that may present material risks to the Company’s operations, plans, prospects or reputation.

The Audit Committee considers risks associated with the financial reporting and disclosure process and material operational risks identified by management. In addition, based upon information brought to its attention by management, the Company’s auditors and external advisors, the Audit Committee evaluates the adequacy of the Company’s risk management processes and systems and determines whether it believes that such processes and systems are reasonably designed to respond to and mitigate the risks faced by the Company.  Throughout the year, the Audit Committee receives periodic reports from management and the Company’s auditors and advisors identifying and explaining key areas of risk applicable to the Company and an explanation of the policies and procedures in place to monitor and access those risks.  The Nominations and Governance Committee monitors the Company’s governance risk with assistance from outside advisers as appropriate. The Compensation Committee is responsible for monitoring the Company’s compensation policies and assuring that the compensation structures for the Company’s executive officers and other employees do not encourage excessive or otherwise undesirable risk-taking.  In addition, the Compensation Committee considers risks associated with management and development and succession.

 Director Compensation

Prior to February 7, 2012, none of our non-employee directors received any cash fees for their services on the Board of Directors, but were entitled to reimbursement of all reasonable out-of-pocket expenses incurred in connection with their attendance at Board of Directors and Board committee meetings. Effective February 7, 2012, we amended our director compensation program to provide for cash and equity based retainers to be paid to non-employee directors as follows:

Cash Compensation. Each non-employee director receives a $25,000 annual cash retainer. The chair of the Audit Committee, Compensation Committee, and Nominations and Governance Committee each receives an additional annual cash retainer of $15,000, $10,000, and $7,500, respectively.  Non-employee directors also receive an additional cash payment of $750 per meeting attended. Cash fees are paid quarterly to the non-employee directors.

Stock Options.  Each non-employee director annually receives options to purchase shares of common stock pursuant to the Company’s 2011 Stock Plan with a value as of each grant date equal to $50,000.  Accordingly, on May 30, 2012, each non-employee director was granted 6,700 options pursuant to the 2011 Stock Plan. These options were 10/12 vested upon the date of grant, 11/12 vested as of May 31, 2012, and fully vested as of June 30, 2012.

Expenses.  We reimburse each non-employee director for reasonable expenses incurred in attending Board and Board committee meetings.

The following table presents information relating to total compensation of the directors for the fiscal year ended June 30, 2012. The compensation for W. Thomas Green, Jr. and Wyche T. Green, III is discussed below under “Executive Compensation.”

Name	Fees earned or paid $	Stock awards	Option awards (1)(2) $	Non-equity incentive plan compensation	Change in pension value and NQDC earnings	All other compensation	Total $

Noah Walley	26,333	—	68,608	—	—	—	94,941

Thomas T. Richards	19,667	—	68,608	—	—	—	88,275

Walter Turek	25,083	—	68,608	—	—	—	93,691

D. Neal Morrison	19,667	—	68,608	—	—	—	88,275

Robert Z. Hensley(3)	29,667	—	104,646	—	—	—	134,313

(1)	(1)
The amount represents the aggregate grant date fair value of option awards granted in the fiscal year valued in accordance with FASB ASC Topic 718. This amount does not represent our accounting expense for these awards during the year and does not correspond to the actual cash value recognized by the director when received.

(2)		On March 6, 2012, Mr. Hensley received options to purchase 3,750 shares of common stock at an exercise price of $14.50. These options were fully vested upon the date of grant. On May 30, 2012, Messrs. Walley, Richards, Turek, Morrison, and Hensley received options to purchase 6,700 shares of common stock at an exercise price of $16.25. These options were 10/12 vested upon the date of grant, 11/12 vested as of May 31, 2012, and fully vested as of June 30, 2012. The aggregate number of option awards outstanding as of June 30, 2012, for each director was as follows: Mr. Walley, 16,700, Mr. Richards, 28,950, Mr. Turek, 106,700, Mr. Morrison, 16,700; and Mr. Hensley, 10,450.

(3)		Mr. Hensley joined the board in October 2011, and on March 6, 2012, the Company awarded him a grant of 3,750 stock options.

Communications with Directors

In addition to recommendations for director nominees, the Board welcomes hearing from stockholders and other interested parties regarding the Company and its management, performance and prospects. To facilitate complete and accurate transmittal of communications to the directors, the Company requests that all such communication to the Board or any of its members be made in accordance with its Process for Communications with the Board of Directors policy, a copy of which is posted on the Company’s website at ir.greenwaymedical.com.  In accordance with this policy, communications may be made by sending a written communication the Board or an individual director c/o William G. Esslinger, Jr., Attn: Chief Legal Officer, at 121 Greenway Boulevard, Carrollton, GA 30117.  Communications also may be sent by e-mail to the following address: boardofdirectors@greenwaymedical.com.

Each communication must set forth the name and address of the person on whose behalf the communication is sent.  Communications determined by the Chief Legal Officer to be appropriate for presentation will be submitted to the full Board, independent directors as a group, or the applicable individual director. Any communications that concern complaints regarding accounting, internal controls or auditing matters will be handled in accordance with procedures adopted by the Audit Committee.

PROPOSAL 2. RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

In accordance with its charter, the Audit Committee has selected Grant Thornton LLP, independent registered public accountants, to audit the Company’s consolidated financial statements for the year ending June 30, 2013. Grant Thornton LLP has served as our independent auditors since 2004. The Audit Committee is asking the stockholders to ratify the appointment of Grant Thornton LLP as our independent registered public accountants for the year ending June 30, 2013.

In the event stockholders fail to ratify the appointment, the Audit Committee may reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and the stockholders’ best interests.

A member of Grant Thornton LLP will be present at the meeting with the opportunity to make a statement and respond to appropriate questions from stockholders.

The affirmative vote of a majority of the votes entitled to vote at the meeting and present in person or by proxy shall constitute ratification of the appointment of Grant Thornton LLP.

The Board of Directors and the Audit Committee recommends a vote FOR the ratification of the appointment of Grant Thornton LLP as independent registered public accountants for Greenway for the fiscal year ending June 30, 2013.

Audit Fee Summary

Fees for professional services provided by Grant Thornton LLP, our independent registered public accounting firm, in each of the last two years, in each of the following categories are:

	2012	2011
Audit fees	$122,177	$108,493
Audit-related fees	633,994	—
Tax fees	179,437	74,565
All other fees	—	—
Total fees	$935,608	$183,058

Audit fees include fees associated with the annual audit, reviews of the quarterly reports on Form 10-Q, and consents related to filings with the SEC. Audit-related fees in 2012 principally include fees related to the initial public offering. Tax fees include tax compliance, preparation of state and federal income tax returns, and preparation of sales tax returns.

Auditor Independence

The Audit Committee has determined that the provision of services rendered above is compatible with maintaining Grant Thornton LLP’s independence.   All audit related, tax and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by Grant Thornton LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended June 30, 2012. The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The Board has adopted a written Audit Committee charter that sets out the organization, purpose, duties and responsibilities of the Audit Committee. The Company’s management has the primary responsibility for the financial statements.

In fulfilling its oversight responsibilities with respect to the year ended June 30, 2012, the Audit Committee:

●
reviewed and discussed the consolidated financial statements of the Company set forth in the Company’s Annual Report on Form 10-K for the year ended June 30, 2012 with management of the Company and Grant Thornton LLP, independent registered public accounting firm for the Company;

●	discussed with Grant Thornton LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

●
received the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton LLP’s  communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the firm’s independence from Company management and the Company; and

●
based on the review and discussions with management of the Company and Grant Thornton LLP referred to above, recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2012.

AUDIT COMMITTEE
Robert Z. Hensley, Chairman
Thomas T. Richards
Noah Walley

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our named executive officers (“NEOs”), and is intended to place in perspective the data presented in the tables and narrative that follow. Based on applicable securities laws, the following were our NEOs for the 2012 fiscal year. For the biographical information of our NEOs, see “Executive Officers.”

•	Wyche T. Green, III, President and Chief Executive Officer

•	James A. Cochran, Chief Financial Officer

•	W. Thomas Green, Jr., Chairman of the Board

•	Gregory H. Schulenburg, Executive Vice President and Chief Operating Officer

•	William G. Esslinger, Jr., Vice President, General Counsel and Secretary

Our Compensation Committee, which currently consists of Mr. Walley (Chair), Mr. Morrison, and Mr. Turek, is responsible for the administration and oversight of our executive compensation program, and administers and oversees all elements of our executive compensation program, including the function and design of our cash bonus incentive plan and equity incentive programs.

Overview

Hiring and retaining quality employees is a vital element to our innovative approach to the industry and ensures we are able to maintain our desire for growth. We seek to provide a compensation package for executives reasonably sufficient to attract and hold talented, experienced, innovative, and entrepreneurial-minded individuals for our key management positions. We balance offering compensation consistent with the executive marketplace and common sense affordability for a company of our size, revenue, market position and growth opportunities. Management strives to hire and maintain an executive workforce with individuals having the abilities and capacities to manage today as well as carry us through significant growth tomorrow and beyond. We also want to align the interests of our employees with the interests of our stockholders, so we follow a compensation strategy that includes a meaningful equity component for future value. Accordingly, our philosophy is to provide reasonably competitive salaries and potential cash bonuses with growth potential through equity incentives. While executive compensation structures and changes are typically initiated by senior management, our Compensation Committee, as delegated by our Board of Directors, reviews and approves salary, bonus and equity incentive proposals for our NEOs prior to implementation.

The Compensation Committee seeks to provide salary, incentive compensation opportunity and employee benefits that the Committee believes are competitive and reasonable based on its general business experience. From time to time, the Compensation Committee will use general market survey data to assist it in ensuring that the compensation package provided is competitive. Surveys are also prepared by management and used to periodically ensure that the Company’s compensation program remains competitive. The data utilized by the Compensation Committee may include studies and recommendations of independent outside consultants engaged from time to time by the Committee. To ensure that the total compensation package offered to NEOs is competitive and appropriate for the Company’s financial position, the Compensation Committee periodically reviews the total compensation of each NEO, including the value of prior stock awards and value accruing under the Company’s benefit plans. Such total compensation value is assessed in determining the relative mix of compensation for each NEO and any adjustment to base salary or other elements of compensation going forward.

We view base salary as a component of compensation designed to reflect the executive’s relative level of responsibilities and value to the organization and as a reflection of market competition for individuals with similar skill sets and experience. We are not tied to a specific ratio of amounts among the three main components of executive compensation, but believe base salary presents the threshold level necessary to compensate and retain qualified individuals before any consideration of the other components of compensation. Bonuses are also considered as no less important to encouraging and rewarding extraordinary performance and results. Finally, we believe an equity component of compensation provides a dual benefit of providing additional incentive opportunities to our executives as well as aligning the interests of executives with those of other stockholders.

Role and Use of Compensation Consultant

The Compensation Committee retained Mercer, as an independent compensation consultant, to provide independent advice on executive compensation for the 2012 fiscal year. Mercer provided guidance and advice to the Compensation Committee on the development of adjustments to the executive compensation program, taking into account its transition to a public company during the 2012 fiscal year and the Company’s desire for its executive compensation program to be competitive with similarly situated companies. Mercer presented to our Compensation Committee information based on peer group and other market data supplemented by survey data for particular positions.  The “peer group” consisted of public companies taking into account industry classification, company size and business model. The Company’s peer group consisted of the following: athenaHealth Inc., IntraLinks Holdings, Inc., Medidata Solutions, Inc., ExamWorks Group, Inc., Merge Healthcare Incorporated, Computer Programs and Systems, Inc., eReasearchTecnology, Inc., Epocrates, Inc., Vocus, Inc., Transcend Services, Inc., DemandTec, Inc., Accelrys, Inc., Healthstream, Inc., Mediware Information Systems, Inc, SPS commerce, Inc., and SciQuest, Inc. Generally, Mercer advised that the total direct compensation for executives was below market competitive levels.  As a result, Mercer recommended the Company increase base salaries for certain executives and to adopt a long-term incentive program for executives consisting of annual equity grants rather than to continue the Company’s historic practice of ad-hoc incentive stock option grants to senior executives.  The Compensation Committee carefully considered Mercer’s analysis and recommendations in setting executive compensation for the 2012 fiscal year as more fully described below.

Role of Management

Our Compensation Committee consists entirely of independent directors. Historically, our management team has made compensation recommendations to the Compensation Committee and the Board of Directors. In addition, our President and Chief Executive Officer has been, and will continue to be, involved in the determination of compensation for our other executive officers because of his daily involvement with our executive team’s efforts. However, he will not participate in discussions of the Compensation Committee where his own compensation is approved. Members of our human resources, finance and legal departments attend Compensation Committee meetings and provide background on materials presented to the Compensation Committee.

Base Salary

In recommending cash compensation levels for executives, senior management considers the qualifications of the executive, the current needs and expected future needs of the Company, the competitive opportunities for individuals with similar executive skill sets and experience and the expected budget. The Compensation Committee considers the salary recommendations of senior management in determining whether to adjust the salary component of overall compensation in light of the overall compensation package and how the balance of the components for an individual matches the Company’s overall compensation philosophy.   Based upon input from Mercer, the Compensation Committee determined that the base salaries for NEOs were generally below market other than for the Chairman and the Chief Financial Officer.  As such, for the 2012 fiscal year, the Compensation Committee set the 2012 fiscal year base salaries of the NEOs as follows: Mr. Cochran: $248,000, Wyche T. Green, III: $350,000; Wyche T. Green, Jr.: $288,000; Mr. Schulenburg: $265,000; and Mr. Esslinger: $200,000.

Annual Cash Incentives

The Compensation Committee oversees an annual incentive bonus plan for which a cash bonus is paid to certain employees and officers, including the named executive officers. The 2012 Incentive Bonus Plan is designed to provide a financially attractive and equitable component to each named executive officer’s total compensation package, and to reward the participants for significantly contributing to the attainment of the Company’s corporate objectives and to enhance the Company’s presence in the marketplace. Each year, the bonus plan is approved by the Compensation Committee and adopted by the Board of Directors. The 2012 Incentive Bonus Plan contains three primary components: (i) Company sales bookings which constitutes 45% of the overall bonus consideration, (ii) Company revenue which constitutes 25% of the overall bonus consideration, and (iii) Company EBITDA which constitutes 30% of the overall bonus consideration. Together with senior management, at the beginning of the 2012 fiscal year, the Compensation Committee developed targeted levels of the Company’s sales bookings, revenue, and EBITDA. The Compensation Committee and the Board of Directors believe the 2012 targets were appropriately challenging to achieve and yet provided appropriate incentive for performance, in that they required significantly improved financial performance compared to prior years. After reviewing analysis from Mercer, the Compensation Committee determined that its target incentive bonus payments were generally in line with the market, except that the President and Chief Executive Officer’s target bonus was raised from 50% to 60% of his base salary.  As a result, the target bonus amount for W. Thomas Green, Jr., James A. Cochran, and Gregory Schulenburg is equal to 50% of base salary, while the target bonus amount for Wyche T.  Green, III is equal to 60% of his base salary, and the target bonus amount for William G. Esslinger, Jr. is 40% of his base salary.

As a threshold matter, no bonuses are paid unless the Company achieves a minimum level of EBITDA (such EBITDA minimum to be calculated after taking into account all bonuses to be paid under the current year’s plan) as set by the Compensation Committee. Assuming such minimum EBITDA level is achieved, upon achievement of at least 90% of the sales bookings target, 45% of the executive officer’s bonus would be awarded based upon the Company’s percentage achievement of the sales bookings target. In addition, assuming the minimum EBITDA level is achieved, upon the Company’s achievement of at least 95% of the revenue target, 25% of the named executive officer’s bonus would be awarded based upon the Company’s percentage achievement of the revenue target.  Finally, assuming the Company achieves actual revenue of at least 90% of the revenue target, upon at least 90% achievement of the EBITDA target, 30% of the named executive officer’s bonus would be awarded depending on the Company’s percentage achievement of the EBITDA target. The maximum bonus payable to a named executive officer under the Bonus Plan is 200% of the target bonus.

After analyzing the Company’s performance for the 2012 fiscal year, which consisted of $91.3 million of sales bookings, $124 million of revenue, and EBITDA of $12.1 million, the Compensation Committee awarded bonus amounts to our named executive officers as set forth in the “Executive Compensation- Summary Compensation” Table below based on exceeding the 2012 fiscal year targets of $87 million of sales bookings, $113 million of revenue, and EBITDA of $10.3 million.  Please see “Executive Compensation- Summary Compensation Table” for the total bonus amounts paid to each named executive officer.

Equity Incentives

We view equity incentives as a means for aligning one aspect of executive compensation with stockholders’ interests. In addition, vesting of equity incentives over a continued period of employment can assist in our efforts to retain qualified executive personnel. While equity incentives are viewed as longer term, forward-looking forms of compensation, the recommendation by senior management to award equity incentives, other than in connection with the hiring of a new executive, generally is based on past performance of the executive, on the needs of the Company to retain that executive and the expected contribution from that executive to the Company’s success going forward. Stock option awards in the 2012 fiscal year were made under and pursuant to the terms and conditions of the Company’s 2004 Stock Plan and 2011 Stock Plan. During the 2012 fiscal year, we granted stock options to the following named executive officers in the amount set forth next to such officer’s name:

Name	Total number of options granted
Wyche T. Green, III	122,500
James A. Cochran	43,000
W. Thomas Green, Jr.	68,775
Gregory H. Schulenburg	54,050
William G. Esslinger, Jr.	38,500

On July 14, 2011, the following option awards were made that vest over four years, with 25% vesting in July 2012 and the remainder vesting over three years thereafter in monthly installments: Wyche T. Green, III received options for 15,000 shares; W. Thomas Green, Jr. received options for 16,875 shares; Gregory H. Schulenburg received options for 6,250 shares; and William G. Esslinger, Jr. received options for 2,500 shares. The strike price was $13.31.

As discussed above, the Compensation Committee added a long-term incentive component to the Compensation package of the NEOs for fiscal year 2012. As such, following the consummation of our initial public offering, NEOs, other than the President and CEO, received an equity grant of stock options having a value of approximately 130% of base salary. The President and CEO received an equity grant of stock options of approximately 230% of base salary. On May 30, 2012, these stock option grants were made, in the following amounts:  Wyche T. Green, III received options for 107,500 shares; James A. Cochran received options for 43,000 shares; W. Thomas Green, Jr. received options for 51,900 shares; Gregory H. Schulenburg received options for 47,800 shares; and William G. Esslinger, Jr. received options for 36,000 shares.  These May 30, 2012 stock option grants had a strike price of $16.25 and vest over four years, with 25% vesting in May 2013 and the remainder vesting over three years thereafter in monthly installments. In future years, the Compensation Committee intends to award annual equity grants pursuant to a similar long-term incentive program during the first quarter of each fiscal year.

Perquisites

Other payments or benefits in the form of perquisites are not a significant component of executive compensation.

Employment Agreements

We have no employment agreements with any of our executive officers.

Impact of Accounting and Tax Considerations

Section 162(m) of the Code limits our deduction for federal income tax purposes to not more than $1,000,000 of compensation paid to certain executive officers in a calendar year. Compensation above $1,000,000 may be deducted if it is “performance-based compensation.”  The Board and the Compensation Committee regularly consider the impact of Section 162(m) of the Code, regarding the deductibility of compensation to certain executive officers in excess of $1,000,000 but have not yet established a policy for determining which forms of incentive compensation awarded to our executive officers will be designed to qualify as “performance-based compensation.”  To maintain flexibility in compensating our executive officers in a manner designed to promote our goals, the Compensation Committee has not adopted a policy that allows all executive compensation to be deductible. The Compensation Committee and the Board will continue to evaluate the effects of the compensation limits of Section 162(m) on any compensation it proposes to grant, and may, in the future, consider qualifying our equity compensation plans and/or bonus plans so that compensation payable under those arrangements is fully deductible under Section 162(m).

Base salary and bonuses are expensed by the Company when the services are rendered (base bonuses are expensed ratably and incentive bonuses are expensed when attainment of financial or operational goals is determinable).

Risk Assessment of Compensation Programs

We do not believe that our compensation programs create risks that are reasonably likely to have a material adverse effect on our company. We believe that the combination of different types of compensation as well as the overall amount of compensation, together with our internal controls and oversight by the Compensation Committee and Board of Directors, mitigates potential risks.

Recent Developments

For the 2013 fiscal year, after a review and analysis of the compensation arrangements of the Company’s NEOs, the Compensation Committee set the 2013 fiscal year base salaries of the NEOs as follows: Mr. Cochran: $282,500, Wyche T. Green, III: $415,000; Wyche T. Green, Jr.: $288,002; Mr. Schulenburg: $282,500; and Mr. Esslinger: $215,000. In addition, the Compensation Committee has approved the terms of an incentive bonus plan for the 2013 fiscal year which is substantially similar to the 2012 Incentive Bonus Plan, except that the targeted levels of Company’s sales bookings, revenue and EBITDA have been adjusted for the 2013 fiscal year to ensure they are appropriately challenging to achieve to provide incentive for performance, and to require significantly improved financial performance compared to the prior year.

The Compensation Committee has also approved the terms of a long-term incentive plan for the 2013 fiscal year. As such, during the 2013 fiscal year NEOs, other than the President and CEO, were to receive an equity grant of stock options having a value of approximately 130% of base salary. The President and CEO was to receive an equity grant of stock options of approximately 230% of base salary. The stock options were to be issued pursuant to the 2011 Stock Plan and were to have vesting schedules to be established by the Compensation Committee at the time of the grant. On September 24, 2012, in connection with the 2013 long-term incentive plan, the Compensation Committee granted the following option awards that vest over four years, with 25% vesting in September 2013 and the remainder vesting over three years thereafter in monthly installments: Wyche T. Green, III received options for 106,000 shares; James A. Cochran received options for 41,000 shares; W. Thomas Green, Jr. received options for 43,000 shares; Gregory H. Schulenburg received options for 42,000 shares; and William G. Esslinger, Jr. received options for 32,000 shares.  The strike price for these options is $15.99.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis. Based on that review and discussion, the members of the Compensation Committee identified below recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

Noah Walley, Chair
D. Neal Morrison
Walter Turek

EXECUTIVE COMPENSATION

2012 Summary Compensation Table

The following table sets forth summary information concerning certain compensation awarded to, paid to, or earned by, our NEOs for all services rendered to us for fiscal year ended June 30, 2012, 2011, and 2010.

Name and principal position	Year	Salary ($)	Non-equity incentive plan compensation ($)(1)	Option awards ($)(2)(3)	All other compensation ($)	Total ($)

Wyche T. Green, III,	2012	350,000	261,818	1,173,850	—	1,785,668
President and Chief Executive	2011	325,373	226,469	392,400	—	944,242
Officer	2010	266,539	199,125	77,836	—	543,500

James A. Cochran,	2012	248,000	154,597	440,320	—	842,917
Chief Financial Officer	2011	247,676	172,587	—	—	420,263
	2010	138,560	88,563	353,880	—	581,003

W. Thomas Green, Jr., Chairman	2012	288,000	179,532	613,636	—	1,081,168
	2011	288,000	200,687	44,888	—	533,575
	2010	284,310	212,400	87,406	—	584,116

Gregory H. Schulenburg,	2012	265,000	165,194	534,660	—	964,854
Executive Vice President and	2011	223,353	155,639	249,248	—	628,240
Chief Operating Officer	2010	191,728	143,223	48,251	—	383,202

William G. Esslinger, Jr.,	2012	200,000	99,740	386,715	—	686,455
Vice President, General Counsel	2011	173,254	69,500	43,874	—	286,628
and Secretary	2010	142,527	59,000	79,705	—	281,232

(1)	Please see “Compensation Discussion and Analysis- Annual Cash Incentives” for more information about the Company’s 2012 Incentive Bonus Plan.

(2)
The amount represents the aggregate grant date fair value of option awards granted in the fiscal year valued in accordance with FASB ASC Topic 718. This amount does not represent our accounting expense for these awards during the year and does not correspond to the actual cash value recognized when received.

(3)
On July 14, 2011, the following option awards were made that vest over four years, with 25% vesting in July 2012 and the remainder vesting over three years thereafter in monthly installments: Wyche T. Green, III received options for 15,000 shares; W. Thomas Green, Jr. received options for 16,875 shares; Gregory H. Schulenburg received options for 6,250 shares; and William G. Esslinger, Jr. received options for 2,500 shares. On May 30, 2012, the following option awards were granted that vest over four years, with 25% vesting in May 2013 and the remainder vesting over three years thereafter in monthly installments: Wyche T. Green, III received options for 107,500 shares; James A. Cochran received options for 43,000 shares; W. Thomas Green, Jr. received options for 51,900 shares; Gregory H. Schulenburg received options for 47,800 shares, and William G. Esslinger, Jr. received options for 36,000 shares.

Grants of Plan-Based Awards in Fiscal Year 2012

The following table sets forth information regarding grants of awards made to our NEOs during the fiscal year ended June 30, 2012.

		Estimated possible payouts under non-equity incentive plan awards(1)
Name and principal position	Grant date	Threshold ($)	Target ($)	Maximum ($)	All other option awards: number of securities underlying options (#)		Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards ($)
Wyche T. Green, III, President and Chief Executive Officer		117,600	210,000	420,000
	7/14/2011				15,000	(2)	13.31	73,050
	5/30/2012				107,500	(3)	16.25	1,100,800

James A. Cochran, Chief Financial Officer		69,440	124,000	248,000
	5/30/2012				43,000	(3)	16.25	440,320

W. Thomas Green, Jr., Chairman		80,640	144,000	288,000
	7/14/2011				16,875	(2)	13.31	82,180
	5/30/2012				51,900	(3)	16.25	531,456

Gregory H. Schulenburg, Executive Vice President and Chief Operating Officer		74,200	132,500	265,000
	7/14/2011				6,250	(2)	13.31	45,188
	5/30/2012				47,800	(3)	16.25	489,472

William G. Esslinger, Jr., Vice President, General Counsel and Secretary		44,800	80,000	160,000
	7/14/2011				2,500	(2)	13.31	18,075
	5/30/2012				36,000	(3)	16.25	368,640

(1)
Amounts in the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column relate to amounts payable under our 2012 Incentive Bonus Plan at the time the grants of awards were made. The actual amounts paid to our Named Executive Officers are set forth in the “2012 Summary Compensation Table” above.

(2)	The option vests over four years, with 25% vesting in July 2012 and the remainder vesting over three years thereafter in monthly installments.

(3)	The option vests over four years, with 25% vesting in May 2013 and the remainder vesting over three years thereafter in monthly installments.

Outstanding Equity Awards at Fiscal Year End 2012

The following table sets forth information regarding outstanding equity awards for our NEOs as of June 30, 2012.

	Option awards
Name	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable		Option exercise price ($)	Option expiration date
Wyche T. Green, III, President and Chief Executive Officer	34,044	—		4.75	8/1/2012
	20,000	—		4.75	2/16/2015
	54,700	—		4.75	8/18/2015
	75,701	—		4.75	10/18/2017
	4,184	—		4.75	9/18/2018
	500	—		5.19	9/15/2019
	19,375	10,625	(1)	5.19	11/4/2019
	6,875	8,125	(2)	6.92	10/18/2020
	41,667	83,333	(3)	7.09	2/1/2021
	—	15,000	(4)	13.31	7/14/2021
	—	107,500	(5)	16.25	5/30/2022

James A. Cochran, Chief Financial Officer	89,557	49,112	(1)	5.19	11/4/2019
	—	43,000	(5)	16.25	5/30/2022

W. Thomas Green, Jr., Chairman	144,851	—		4.75	8/1/2012
	58,912	—		4.75	8/18/2015
	70,505	—		4.75	10/18/2017
	7,766	—		4.75	9/18/2018
	500	—		5.19	9/15/2019
	21,797	11,953	(1)	5.19	11/4/2019
	7,734	9,141	(2)	6.92	10/18/2020
	—	16,875	(4)	13.31	7/14/2021
	—	51,900	(5)	16.25	5/30/2022

Gregory H. Schulenburg, Executive Vice President and Chief Operating Officer	15,000	—		4.75	8/1/2012
	775	—		4.75	7/1/2013
	600	—		4.75	12/1/2013
	600	—		4.75	12/1/2013
	600	—		4.75	12/1/2013
	600	—		4.75	12/1/2013
	6,000	—		5.19	9/15/2019
	8,073	4,427	(1)	5.19	11/4/2019
	308	—		6.92	6/30/2020
	2,865	3,385	(2)	6.92	10/18/2020
	851	—		7.09	2/1/2021
	25,000	—		7.09	2/1/2021
	25,000	—		7.09	2/1/2021
	2,000	—		7.09	2/1/2021
	77	154	(3)	7.09	2/1/2021
	1,000	2,000	(3)	7.09	2/1/2021
	8,809	17,617	(3)	7.09	2/1/2021
	938	2,812	(6)	11.58	6/28/2021
	—	6,250	(4)	13.31	7/14/2021
	—	47,800	(5)	16.25	5/30/2022

William G. Esslinger, Jr., Vice President, General Counsel and Secretary	15,000	—		4.75	8/1/2012
	516	—		4.75	7/1/2013
	530	—		4.75	12/1/2013
	530	—		4.75	12/1/2013
	3,229	1,771	(1)	5.19	11/4/2019
	20,000	—		6.92	6/30/2020
	1,146	1,354	(2)	6.92	10/18/2020
	133	—		7.09	2/1/2021
	2,000	—		7.09	2/1/2021
	3,333	6,667	(3)	7.09	2/1/2021
	356	711	(3)	7.09	2/1/2021
	1,875	5,625	(6)	11.58	6/28/2021
	—	2,500	(4)	13.31	7/14/2021
	—	36,000	(5)	16.25	5/30/2022

(1)	The option vests over four years, with 25% vesting in November 2010 and the remainder vesting over three years thereafter in monthly installments.
(2)	The option vests over four years, with 25% vesting in August 2011 and the remainder vesting over three years thereafter in monthly installments.
(3)	The option vests over four years, with 25% vesting in February 2012 and the remainder vesting over three years thereafter in monthly installments.
(4)	The option vests over four years, with 25% vesting in July 2012 and the remainder vesting over three years thereafter in monthly installments.
(5)	The option vests over four years, with 25% vesting in May 2013 and the remainder vesting over three years thereafter in monthly installments.
(6)	The option vests over four years, with 25% vesting in June 2012 and the remainder vesting over three years thereafter in monthly installments.

Option Exercises and Stock Vested in Fiscal Year 2012

The following table sets forth:

●	the number of shares of common stock acquired by the executives named in the Summary Compensation Table upon the exercise of stock options during the fiscal year ended June 30, 2012.
●
the aggregate dollar amount realized on the exercise date for such options computed by multiplying the number of shares acquired by the difference between the market value of the shares on the exercise date and the exercise price of the options.

	Option awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)
Wyche T. Green, III,	—	—
James A. Cochran	—	—
W. Thomas Green, Jr.	—	—
Gregory H. Schulenburg(1)	1,780	15,531
William G. Esslinger, Jr.(1)	814	7,655

(1)
On July 1, 2011, prior to Greenway’s initial public offering, Mr. Schulenburg exercised 943 options and Mr. Esslinger exercised 340 options.  The market price of these shares on the date of exercise was determined to be $11.58 per share, which is the fair market value of a share as determined by the Board on June 28, 2011.

Potential Payments Upon Termination or Change of Control

We do not have any employment or severance agreements with any of our NEOs. Except with respect to the potential vesting of options in connection with a merger or consolidation, none of the NEOs are entitled to receive any payments upon termination of employment or change in control, regardless of the reason thereof. In the event that we are a party to a merger or consolidation, all outstanding options, including those held by the NEOs, shall be subject to the agreement of merger or consolidation. Such agreement shall provide for one or more of the following to occur: (a) outstanding options will continue to exist (if we are the surviving company); (b) outstanding options will be assumed or substituted for an equivalent award by the surviving company or its parent; (c) outstanding options will vest and become fully exercisable; or (d) outstanding options will be cancelled, and option recipients will receive a payment equal to the excess of the fair market value of the shares subject to the options over the options’ exercise price.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Greenway’s “Code of Business Conduct and Ethics for Employees, Officers and Directors” deals with conflicts of interest and requires each director and executive officer to seek authorization from the Audit Committee prior to entering into any transaction in which Greenway’s business transactions are conducted with a director, executive officer or related person.  Upon disclosure by a director or executive officer, the proposed transaction will be reviewed by the Audit Committee. In addition, pursuant to the Audit Committee's charter, the Audit Committee must pre-approve all of the Company's related party transactions.

The following is a description of transactions since July 1, 2011, to which we have been a party in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, beneficial holders of more than 5% of our capital stock, or persons or entities affiliated with them, had or will have a direct or indirect material interest. Other than the transactions involving Greenway Air, LLC, the transactions described below were implemented prior to adoption of the related party transaction policy described above.

Headquarters Lease

Effective July 1, 2000, the Company entered into an agreement to lease its headquarters from Green Family Real Estate, LLC, formerly Elizabeth Village, LLP, an entity controlled by the Company’s Chairman, for approximately $20,000 per month, plus annual adjustments for inflation, until June 30, 2015.

Preferred Stock

In connection with the Company’s reincorporation from a Georgia to a Delaware corporation and the Company’s initial public offering, upon the closing of the Company’s initial public offering in February 2012, the Company’s Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and Series B Convertible Preferred Stock (the “Series B Preferred Stock”) automatically converted to common stock of the Company.  Each share of Series A Preferred Stock converted into 1.263 shares of the Company’s common stock, while each share of Series B Preferred Stock converted into one share of the Company’s common stock. In connection with such conversion, in February 2012 the Company was also required to make cash payments to the holders of outstanding preferred stock.  Each Series A Preferred stockholder received a payment of $6 per share and each Series B Preferred stockholder received $4.75 per share, which holders of Series A Preferred Stock and Series B Preferred Stock could elect to receive in the form of shares of the Company’s common stock in an amount equal to the quotient obtained by the dividing (i) the total amount of the payment then due to such holder of Preferred Stock by (ii) the per share price of the Company’s common stock based on the initial price to the public in this offering.

Greenway Air, LLC

The Company utilizes a private plane owned by Greenway Air, LLC, a Delaware limited liability company (“Greenway Air”) when necessary for business operations.  Both the Company and W. Thomas Green, Jr. own minority membership interests in Greenway Air, and W. Thomas Green, Jr. is the manager of Greenway Air.  In September 2012, Greenway Air purchased a private plane for approximately $2.6 million.  The Company contributed approximately $427,000, and W. Thomas Green, Jr. contributed approximately $849,000, to this purchase.

OWNERSHIP OF DIRECTORS, PRINCIPAL STOCKHOLDERS
AND CERTAIN EXECUTIVE OFFICERS

The following table sets forth information with respect to the beneficial ownership of our common stock as of September 17, 2012, subject to certain assumptions set forth in the footnotes, for:

●             each stockholder, or group of affiliated stockholders, who we know beneficially owns more than 5% of the outstanding shares of our common stock;

●             each of our current directors;

●             each of our named executive officers; and

●             all of our current directors and current executive officers as a group.

Beneficial ownership is determined in accordance with rules of the SEC and generally includes any shares over which a person exercises sole or shared voting and/or investment power. Shares of common stock subject to options and warrants currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated, we believe the beneficial owners of the common stock listed below, based on information furnished by them, have sole voting and investment power with respect to the number of shares listed opposite their names.

The number of shares and percentages of beneficial ownership set forth below are based on 29,375,013 shares of common stock outstanding as of September 17, 2012.

Unless otherwise indicated, the address of each of the individuals and entities named in the table below under “Named Executive Officers and Directors” is Greenway Medical Technologies, Inc., 121 Greenway Boulevard, Carrollton, GA 30117.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Outstanding Shares
5% Stockholders
Investor Group L.P.(2)	2,109,431	7.2%
Investor Growth Capital Limited(3)	4,922,009	16.8%
Pamlico Capital II, L.P.(4)	5,294,679	18.0%
Named Executive Officers and Directors
W. Thomas Green, Jr.(5)	2,314,850	7.8%
Wyche T. Green, III(6)	528,360	1.8%
Gregory H. Schulenburg(7)	125,138	*
James A. Cochran(8)	104,002	*
William G. Esslinger, Jr.(9)	116,215	*
Robert Hensley(10)	16,317	*
Neal Morrison(11)	18,567	*
Thomas T. Richards(12)	366,230	1.2%
Walter Turek(13)	139,567	*
Noah Walley(14)	18,567	*

All directors and executive officers as a group (10 persons)(15)	3,747,813	12.4%

*	less than 1%.
(1)	This column lists all shares of common stock beneficially owned, including all shares of common stock that can be acquired through warrant or option exercises within 60 days of September 17, 2012.
(2)
Based on the Form 4 filed by Investor AB on February 7, 2012.  Investor AB, a publicly traded company on the Stockholm Stock Exchange, is the beneficial owner of the shares held by Investor Group L.P. (“IGLP”), but holds no voting or investment control over the shares.  Stephen M. Campe, Lennart Johansson and Michael V. Oporto are the directors of Investor Growth Capital LLC, the general partner of IGLP, and may be considered to share voting and dispositive power over the shares held by IGLP. The address of IGLP is Canada Court, Upland Road, St. Peter Port, GY1 3BQ, Guernsey. IGLP is an affiliate of Investor Growth Capital Limited (“IGCL”).

(3)
Based on the Form 4 filed by Investor AB on February 7, 2012.  Investor AB, a publicly traded company on the Stockholm Stock Exchange, is the beneficial owner of the shares held by IGCL, but holds no voting or investment control over the shares. Stephen M. Campe, Lennart Johansson and Michael V. Oporto are the directors of IGCL and may be considered to share voting and dispositive power over the shares held by IGCL. The address of IGCL is Clifton House, 75 Fort Street, PO Box 1350, Grand Cayman KY1-1108, Cayman Islands.  IGCL is an affiliate of IGLP.

(4)
Based on the Schedule 13D filed with the SEC on March 30, 2012.  Pamlico Capital GP II, LLC is the general partner of Pamlico Capital II, L.P. (“Pamlico”) and the managing members of the general partner are Scott B. Perper, L. Watts Hamrick, III and Frederick W. Eubank, II.  These individuals may be deemed to have shared voting and investment power over the shares held by Pamlico.  The address of Pamlico is 150 North College Street, Suite 2400, Charlotte, NC 28202.

(5)
Shares beneficially owned by Mr. Green include (i) 872,134 shares held by Mr. Green, (ii) 259,171 shares held by Elizabeth J. Green, Mr. Green’s spouse, (iii) 971,273 shares held by the W. T. Green, Jr. Family Limited Partnership, (iv) 18,259 shares for which Mr. Green serves as custodian for the benefit of his son, (v) 10,500 shares held in Mr. Green’s IRA, (vi) 4,650 shares held in Ms. Green’s IRA, and (vii) 178,863 shares of common stock issuable upon exercise of stock options, of which 176,050 are currently vested and 2,813 will vest within the next 60 days. 790,780 shares of common stock beneficially owned by Mr. Green are pledged as security for a loan.

(6)
Shares beneficially owned by Mr. Green include (i) 62,136 shares held by Mr. Green, (ii) 12,500 shares held by Jennifer Green, Mr. Green’s spouse, (iii) 198,764 shares held by the T&J Green Family Partnership LP, (iv) 9,250 shares held in Mr. Green’s IRA, and (v) 245,710 shares of common stock issuable upon exercise of stock options, of which 238,002 are currently vested and 7,708 will vest within the next 60 days.  74,136 shares of common stock beneficially owned by Mr. Green are pledged as security for a loan.

(7)
Shares beneficially owned by Mr. Schulenburg include (i) 21,105 shares held by Mr. Schulenburg, (ii) 12,500 shares held in an IRA, and (iii) 91,533 shares of common stock issuable upon exercise of stock options, of which 89,099 are currently vested and 2,434 will vest within the next 60 days.

(8)
Shares beneficially owned by Mr. Cochran include (i) 11,000 shares held by Mr. Cochran and (ii) 93,002 shares of common stock issuable upon exercise of stock options, of which 87,224 are currently vested and 5,778 will vest within the next 60 days.  5,000  shares of common stock beneficially owned by Mr. Cochran are pledged as security for a loan.

(9)
Shares beneficially owned by Mr. Esslinger include (i) 16,814 shares held by Mr. Esslinger, (ii) 16,667 shares held jointly by Mr. Esslinger and Deborah Esslinger, his spouse, (iii) 616 shares held in Mr. Esslinger’s IRA, (iv) 1,748 shares held in Ms. Esslinger’s IRA, (v) 37,040 shares of common stock issuable to Mr. Esslinger upon exercise of stock options, of which 35,850 are currently vested and 1,190 will vest within the next 60 days, and (vi)  43,330 shares of common stock issuable to Ms. Esslinger upon exercise of stock options, all of which are currently vested.  33,481 shares of common stock beneficially owned by Mr. Esslinger are pledged as security for a loan.

(10)
Shares beneficially owned by Mr. Hensley include (i) 4,000 shares held by Mr. Hensley and (ii) 12,317 shares of common stock issuable upon exercise of stock options, of which 11,384 are currently vested and 933 will vest within the next 60 days.

(11)
Shares beneficially owned by Mr. Morrison include 18,567 shares of common stock issuable upon exercise of stock options, of which 17,634 are currently vested and 933 will vest within the next 60 days.  Mr. Morrison is a member of Pamlico Capital GP II, LLC, which is the general partner of, and has a one percent interest in the investments of, Pamlico.

(12)
Shares beneficially owned by Mr. Richards include (i) 211,951 shares held by Mr. Richards, (ii) 21,000 shares held by Cornelia S. Richards, the spouse of Mr. Richards, (iii) 4,167 shares held by the Margaret Richards Bass Family Trust (the “Bass Trust”), of which Ms. Richards is trustee, (iv) 8,334 shares held by the Cornelia Lucas Richards Family Trust (the “Richards Trust”), of which Ms. Richards is trustee, (v) 30,192 shares of common stock issuable to Mr. Richards upon exercise of stock options, of which 29,259 are currently vested and 933 will vest within the next 60 days, and (vi) 90,586 shares of common stock issuable to Mr. Richards upon exercise of warrants. Mr. Richards disclaims beneficial ownership of the shares held by the Bass Trust and the Richards Trust.

(13)
Shares beneficially owned by Mr. Turek include (i) 31,000 shares held by Mr. Turek and (ii) 108,567 shares of common stock issuable upon exercise of stock options, of which 107,634 are currently vested and 933 will vest within the next 60 days.

(14)
Shares beneficially owned by Mr. Walley include 18,567 shares of common stock issuable upon exercise of stock options, of which 17,634 are currently vested and 933 will vest within the next 60 days.  Mr. Walley is a limited partner of IGLP and is head of North American technology investing for an affiliate company of IGLP and IGCL.

(15)	Shares beneficially owned include (i) 877,688 shares of common stock issuable upon exercise of stock options and (ii) 90,586 shares of common stock issuable upon exercise of warrants.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires each director and certain officers of Greenway, and any person or entity that owns more than 10% of Greenway common stock to file with the SEC, by a specified date, certain reports of ownership and changes in ownership of Greenway’s common stock. The Sarbanes-Oxley Act of 2002 mandates that most of these reports under Section 16(a) must be filed by the second business day after the event that gave rise to the required filing has occurred. Based upon a review of reports that were filed by Greenway’s directors, and officers and 10% owners and written representations from directors and officers that no other reports were required, the Company believes that during fiscal year 2012 its directors and officers complied with all such requirements.  A 10% owner, Pamlico Capital II, L.P., filed one late amendment to a Form 3 to report its beneficial ownership of stock options.

EXECUTIVE OFFICERS

The following table and descriptions set forth certain information concerning our executive officers and directors as of September 17, 2012:

Name	Age	Position
W. Thomas Green, Jr.	68	Chairman of the Board
Wyche T. Green, III	40	President, Chief Executive Officer and Director
Gregory H. Schulenburg	47	Executive Vice President and Chief Operating Officer
James A. “Al” Cochran	65	Chief Financial Officer
William G. Esslinger, Jr.	41	Vice President, General Counsel and Secretary

For biographical information regarding W. Thomas Green, Jr. and Wyche T. Green, III, please see “Information About Directors Continuing in Office” above.

Gregory H. Schulenburg has been the Company’s Executive Vice President and Chief Operating Officer since May 2004. Mr. Schulenburg oversees and manages the day-to-day operations of the Company. From joining the Company in March 1999 until May 2004, he served as Vice President of Research and Development, managing software development for the Company. Mr. Schulenburg received a bachelor’s degree in economics from the University of Georgia.

James A. “Al” Cochran joined the Company as Chief Financial Officer in November 2009 and oversees the Company’s financial reporting, accounting and internal control, and strategic planning. From February 2009 to October 2009, Mr. Cochran was pursuing personal interests. From October 2007 until its sale in January 2009, Mr. Cochran served as Senior Vice President, Corporate Strategy and Investor Relations of TurboChef Technologies, Inc. (“TurboChef”), a manufacturer of speed-cook commercial and residential ovens. In October 2003 Mr. Cochran joined TurboChef as Senior Vice President and Chief Financial Officer and served in that capacity until October 2007. From its formation in August 2000 until its acquisition by the Eastman Kodak Company in October 2003, Mr. Cochran served as Chief Financial Officer of PracticeWorks, Inc., then a publicly traded software company specializing in dental practice management. Mr. Cochran is a Certified Public Accountant and was a partner of the accounting firm BDO Seidman, LLP for five years. Mr. Cochran received a B.B.A. in Accounting and an M.B.A. in Corporate Finance from Georgia State University.

William G. Esslinger, Jr. has been the Company’s General Counsel (or Chief Legal Officer) since April 2000, Vice President since July 2000, and Secretary since June 2004. Mr. Esslinger oversees all ongoing activities related to policies and procedures covering the privacy of and access to patient health information in compliance with federal and state laws, including HIPAA. By marriage, Mr. Esslinger is a first cousin of Wyche T. Green, III. Mr. Esslinger is a member of the State Bar of Georgia. Mr. Esslinger is also a member of the American Corporate Counsel Association, and a member of the International Association of Privacy Professionals. Prior to joining Greenway, Mr. Esslinger was in the private practice of law. Mr. Esslinger earned his bachelor’s degree in finance from the State University of West Georgia and his juris doctorate from the Georgia State University College of Law.

CODE OF ETHICS

We have adopted a code of ethics (as defined in Item 406 of the SEC’s Regulation S-K) that applies to all directors, officers and employees of the Company, including our chief executive officer and senior financial officers.  A copy of the Code of Business Conduct and Ethics is available on our website at ir.greenwaymedical.com. We intend to disclose future substantive amendments to our code of ethics, or certain waivers of such provisions, at the same location on our website and also in public filings.

PROPOSALS BY HOLDERS OF COMMON STOCK

Stockholders who, in accordance with SEC Rule 14a-8, wish to present proposals for inclusion in the Company’s proxy materials to be distributed in connection with the 2013 Annual Meeting of Stockholders must submit their proposals so that they are received at the Company’s principal executive offices no later than the close of business on May 28, 2013. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

In accordance with the Bylaws, in order to be properly brought before the 2013 Annual Meeting, a stockholder’s notice of the matter the stockholder wishes to present, or the person or persons the stockholder wishes to nominate as a director, must be delivered to, or mailed and received by the Company’s General Counsel and Secretary, William G. Esslinger, Jr., at the Company’s principal executive offices no less than 60 days, and no more than 90 days, before the one year anniversary of the date of the prior year’s annual meeting; provided, however, that if the date of the 2013 Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 60th day prior to such annual meeting, or, if later, the tenth day following the day on which public disclosure of the date of such annual meeting was first made. As a result, any notice given by a stockholder pursuant to these provisions of the Bylaws (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than August 9, 2013, and no later than September 9, 2013, unless the Company’s annual meeting date in 2013 is more than 30 days before or more than 60 days after November 7, 2013.

To be in proper form, a stockholder’s notice must include the specified information concerning the proposal or nominee as described in the Bylaws. A stockholder who wishes to submit a proposal or nomination is encouraged to seek independent counsel about the requirements imposed by the Bylaws and SEC regulations. The Company will not consider any proposal or nomination that does not meet the Bylaws’ requirements and the SEC’s requirements for submitting a proposal or nomination.

EXPLANATORY NOTE

We are an “emerging growth company” under applicable federal securities laws and therefore permitted to take advantage of certain reduced public company reporting requirements. However, to date, we have chosen not to avail ourselves of “emerging growth company” status for any purposes other than the exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.  We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenue of $1 billion or more; (ii) the last day of the fiscal year following the fifth anniversary of the sale by us of common equity securities pursuant to an effective registration statement under the Securities Act; (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; and (iv) the date on which we are deemed to be a “large accelerated filer,” as defined under the Exchange Act.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

Only one copy of the proxy materials (including the notice and/or this Proxy Statement and Annual Report) is being delivered to multiple beneficial stockholders who share an address, unless the Company or its authorized agents have received contrary instructions from any such stockholder. These documents are available on the Company’s website at ir.greenwaymedical.com. In addition, the Company will deliver promptly, upon written or oral request, a separate copy of the proxy materials and all other enclosed documents to any stockholder to which a single copy was delivered at a shared address. Any instructions to receive a separate copy of such mailings in the future, or request to receive a copy of this Proxy Statement or enclosed documents, may be made in writing to the Company’s General Counsel and Secretary, William G. Esslinger, Jr., at the offices of the Company, 121 Greenway Boulevard, Carrollton, GA 30117, (770) 836-3100.  If multiple beneficial stockholders who share an address are currently receiving multiple copies of the proxy materials (including the notice and/or this Proxy Statement and Annual Report), any instructions to receive a single copy of the materials at the address may be made using the contact information and instructions in the previous sentence.

 If you are a beneficial holder and have previously provided a broker with permission to receive only one copy of the proxy materials at a shared address, you must provide any revocation of such permission to that broker.

OTHER ITEMS OF BUSINESS

Management does not intend to present any further items of business at the meeting, and knows of no such items which will or may be presented by others. However, if any other matter properly comes before the meeting, the persons named in the enclosed proxy form will vote thereon in such manner as they may in their discretion determine.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE URGED TO SIGN, COMPLETE, DATE AND RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE, OR VOTE BY TELEPHONE OR OVER THE INTERNET FOLLOWING THE INSTRUCTIONS ON THE PROXY.

By Order of the Board of Directors

/s/ Wyche T. Green, III
Wyche T. Green, III
President and Chief Executive Officer

September 25, 2012

GREENWAY MEDICAL TECHNOLOGIES, INC 121 GREENWAY BOULEVARD CARROLLTON, GA 30117
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR all of the listed nominees:			☐	☐	☐

1.	Election of Directors
Nominees

01	Thomas T. Richards 02 Walter Turek

The Board of Directors recommends you vote FOR the following proposal:								For	Against	Abstain

2.	Ratification of the selection of Grant Thornton LLP as independent registered public accountants for the year ending June 30, 2013.							☐	☐	☐

NOTE: The proxies will vote in their discretion regarding such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions) Please indicate if you plan to attend this meeting			Yes ☐	No ☐	☐
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com.

GREENWAY MEDICAL TECHNOLOGIES, INC
Annual Meeting of Shareholders
November 7, 2012 11:30 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) W. Thomas Green, Jr. and Wyche T. Green, III, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of GREENWAY MEDICAL TECHNOLOGIES, INC that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 11:30 AM, EST on 11/7/2012, at the Greenway Corporate Headquaters, located at 121 Greenway Boulevard, Carrollton, GA 30117, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations, and in the discretion of the proxies with respect to such other business as may properly come before the meeting.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side